Haugen, Springer & Co., P.C.
Certified Public Accountants
--------------------------------------------------------------------------------
9250 East Costilla Ave, Suite 150                       Robert S. Haugen, C.P.A.
Englewood, CO  80112                                 Charles K. Springer, C.P.A.
(303) 799-6969 - FAX (303) 799-6974
www.hsco.com - taxman@hsco.com



August 8, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read the statements made by Stansbury Holdings Corporation ("Stansbury") (copy attached) which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of Stansbury's Form 8-K report dated August 8, 2001. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,


/s/ Haugen, Springer & Co., P.C.
Haugen, Springer & Co., P.C.








Members:  American Institute of Certified Accountants
          Colorado Society of Certified Public Accountants